Exhibit 99.1

Gene Shane

To: 'frank Armone; Barry Hall; Jim Lusk (jlusk@jaenergyinc.com)

Subject: Resignation

J A Energy Inc.

Attn: Barry Hall

Frank Armone

Jim Lusk

7495 W Azure Dr.

Las Vegas, Nv 89130

Board of Directors

With all of the changes that have taking place in J A Energy and the fact that nothing has been done to move the company forward, I must tender my resignation to the board. It is with a heavy heart that I do this with all the time I put into the project. I was hoping to see that the new management would get the company funded so that we could finish up the current projects and would have been ready for the visit from our customers but that did not happen.

Sincerely,

/s/ Gene Shane 5/19/2014

Gene Shane